Exhibit 32.1

CERTIFICATE OF

CHIEF EXECUTIVE OFFICER

OF

RAM ENERGY RESOURCES, INC.

I, Larry E. Lee, Chief Executive Officer of RAM Energy Resources, Inc. (the "Company"), hereby certify that, to the best of my knowledge, the quarterly report of the Company on Form 10-Q for the three months ended June 30, 2006, (the "Report"):

a.	complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934: and that

b.

the information contained in the Report fairly presents, in all material respects, the financial condition of the Company at June 30, 2006, and the results of the Company's operations for the three months ended June 30, 2006.

December 19, 2006	/s/ Larry E. Lee Larry E. Lee Chairman of the Board, President and Chief Executive Officer